                                                                 Exhibit  D-1.1

                          JONES, DAY, REAVIS & POGUE

                              METROPOLITAN SQUARE

                              1450 G STREET, N.W.

                          WASHINGTON, D.C. 20005-2088

ATLANTA     IRVINE                                       TELEPHONE 202-879-3939
BRUSSELS    LONDON                                        TELEX DOMESTIC 892410
CHICAGO     LOS ANGELES                               TELEX INTERNATIONAL 64363
CLEVELAND   NEW YORK                                CABLE ATTORNEY'S WASHINGTON
COLUMBUS    PARIS                                        FACSIMILE 202-737-2832
DALLAS      PITTSBURGH                                   WRITER'S DIRECT NUMBER
FRANKFURT   RIYADH                                          (202) 879-3687
GENEVA      TAIPEI
HONG KONG   TOKYO

                               December 22, 1995

DELIVER BY HAND
---------------

Ms. Lois D. Cashell
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C.  20426

          Re:  Union Electric Company and
               Central Illinois Public Service Company
               Docket Nos. EC96-      and ER96-
               ---------------------------------------

Dear Ms. Cashell:

     Pursuant to Sections 203 and 205 of the Federal Power Act, 16 U.S.C. (S)(S) 824b and 824b (1994), and the Commission's applicable regulations thereunder, there is submitted herewith for filing an original and five copies of the Joint Application of Merger of Union Electric Company and Central Illinois Public Service Company for Approval of: Merger and Disposition of Facilities, Joint Dispatch Agreement, System Support Agreement, Recovery of Nuclear Decommissioning Costs, Transfer of SubAccount of Nuclear Decommissioning Trust and Prospective Regulatory Accounting Treatment. This filing consists of the following:

     .    Volume I:  Transmittal and Application
     .    Volume II: Section 205 Application Agreements
     .    Volume III and IV:  Testimony and Exhibits
     .    Volume V:  Workpapers

     The Applicants are separately serving copies of this application on each of the state commissions affected, and therefore request a waiver of that part of
(S) 33.6 that requires that a copy of the application be filed for each state affected. Also enclosed herewith are six copies of a form of notice suitable for publication.

     Applicants have made filings with the Illinois Commerce Commission and the Missouri Public Service Commission seeking approval of the merger. Copies of such filings are included as part of Exhibit G. A Form S-4 Registration Statement relating to the transaction has been filed with the Securities and Exchange Commission ("SEC") and was declared effective. A copy of the Registration Statement is submitted as part of Exhibit G.

                                                      JONES, DAY, REAVIS & POGUE

Ms. Lois D. Cashell
December 22, 1995
Page 2


     Applicants anticipate that other federal regulatory filings will be made in connection with the proposed transaction. Promptly after each such filing is made, Applicants will supplement this filing with the requisite number of copies of each such filing. The pending filing include:

     . with the SEC, approval of acquisition of securities and utility assets and other assets, and registration of the new holding company under the Public Utility Holding Companies Act;

     . with the Nuclear Regulatory Commission, authorization to transfer license for Callaway Nuclear Power Plant;

     . with the Federal Trade Commission and Department of Justice, a notification and report under the Hart-Scott-Rodino Antitrust Act.

     A separate copy of this transmittal letter and the Joint Application (without accompanying exhibits and testimony) is enclosed. Applicants request that the Commission file-stamp these documents to signify receipt of this filing.

     Applicants respectfully request that the Commission treat the matters raised in the Joint Application on a consolidated basis and that the Commission reach its determination on authorization of the merger pursuant to Section 203 as expeditiously as possible. Applicants believe at this time that the Commission should be able to complete its consideration of the Joint Application without convening an evidentiary hearing. However, should any issue arise with regard to (1) the Section 205 matters, (2) the proposed regulatory accounting treatment, or (3) the relief requested as to the disposition and funding of Union Electric Company's decommissioning fund, all of which are included in the Joint Application, and should the Commission deem that hearings are necessary with regard to such issue, Applicants request that the Commission approve the merger and separately set such issue for hearing at a later date.

                                       Very truly yours,



                                       /s/ Robert S. Waters
                                       -----------------------------------------
                                       Robert S. Waters
                                       Martin V. Kirkwood
                                       Jones, Day, Reavis & Pogue
                                       1450 G Street, N.W.
                                       Washington, D.C.  20005

Enclosures

                           UNITED STATES OF AMERICA

                     FEDERAL ENERGY REGULATORY COMMISSION

Union Electric Company and     )
Central Illinois Public        )    Docket Nos. EC96-7-000
  Service Company              )            and ER96-679-000

                               NOTICE OF FILING

                              (December __, 1995)

     Take notice that on December 22, 1995, Union Electric Company ("UE") and Central Illinois Public Service Company ("CIPS") (collectively, the "Applicants") filed a joint application pursuant to Sections 203 and 205 of the Federal Power Act and the Federal Energy Regulatory Commission's applicable regulations seeking authorization and approval of a strategic alliance between the Applicants under a common holding company, Ameren Corporation ("Ameren"), a corporation newly incorporated in the State of Missouri.

     Applicants further request findings that the System Support Agreement and Joint Dispatch Agreement are just and reasonable and an order allowing them to become effective as of completion of the transaction resulting in the holding company structure. Additionally, Applicants seek approval of the proposed regulatory accounting treatment of a shared savings plan and cost recovery mechanism, and certain approvals as to UE's decommissioning fund.

     UE is a combination electric and gas utility operating in Missouri and west central Illinois. CIPS is a combination electric and gas utility operating in Illinois and is a wholly owned subsidiary of CIPSCO, Inc. ("CIPSCO"). Pursuant to the Merger Agreement, CIPSCO will be merged into Ameren, with Ameren as the surviving entity. CIPS and other non-utility subsidiaries of CIPSCO will, thus, become wholly owned subsidiaries of Ameren. UE will be merged with and into Arch Merger, Inc., a corporation newly incorporated in the State of Missouri as a wholly-owned subsidiary of Ameren, with UE as the surviving corporation. UE will thus become a wholly-owned subsidiary of Ameren. In addition, UE will transfer to CIPS certain of its Illinois electric and gas public utility facilities.

     Any person desiring to be heard or to protest said application should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR Sections 385.211 and 385.214). All such motions or protests should be filed on or before __________________, 1996. Protests will be considered by the Commission in determining the appropriate action to be taken but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this application are on file with the Commission and are available for public inspection.



                                                     Lois D. Cashnell, Secretary

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION



Union Electric Company and     )       Docket Nos. EC96-   -000
Central Illinois Public        )               and ER96-   -000
  Service Company              )



               JOINT APPLICATION OF UNION ELECTRIC COMPANY AND
                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY FOR
              APPROVAL OF:  MERGER AND DISPOSITION OF FACILITIES,
              JOINT DISPATCH AGREEMENT, SYSTEM SUPPORT AGREEMENT,
            RECOVERY OF NUCLEAR DECOMMISSIONING COSTS, TRANSFER OF
                SUBACCOUNT OF NUCLEAR DECOMMISSIONING TRUST AND
                       PROSPECTIVE ACCOUNTING TREATMENT







William E. Jaudes                      David J. Rosso
  Vice President and General           Christopher W. Flynn
  Counsel                              Thomas D. Brooks
James J. Cook                          Jones, Day, Reavis & Pogue
  Associate General Counsel            77 West Wacker Drive
Joseph H. Raybuck, Attorney            Chicago, Illinois 60601
Union Electric Company
1901 Chouteau Avenue                   Robert S. Waters
St. Louis, Missouri  63166             Martin V. Kirkwood
                                       Jones, Day, Reavis & Pogue
                                       1450 G Street, N.W.
                                       Washington, D.C.  20005

Attorneys for Union Electric           Attorneys for Central Illinois
Company                                Public Service Company





December 22, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----

I.      INTRODUCTION.......................................................   1

II.     DESCRIPTION OF THE PROPOSED TRANSACTION............................   3

III.    THE PROPOSED TRANSACTION IS IN THE PUBLIC INTEREST.................  11

        A.   Overview of the regulatory standards..........................  11

        B.   The proposed Transaction satifies the
             Commonwealth Edison standards.................................  21

             1.   The Transaction will reduce operating costs
                  and keep rates lower than they otherwise
                  would be.................................................  21

             2.   Applicants will use the "pooling" method of
                  accounting...............................................  23

             3.   The exchange ratio was negotiated at arm's
                  length and is reasonable.................................  25

             4.   There is no issue of coercion............................  26

             5.   The Transaction will promote competition.................  26

             6.   Both wholesale and retail regulation will
                  remain effective.........................................  29

        C.   The El Paso standard:  UE and CIPS will provide
             comparable transmission service upon consummation
             of the merger.................................................  30

IV.     THE COMMISSION SHOULD APPROVE THE TRANSACTION
        EXPEDITIOUSLY WITHOUT HEARING......................................  31

V.      SYSTEM SUPPORT AGREEMENT...........................................  33

VI.     JOINT DISPATCH AGREEMENT...........................................  36

VII.    PROPOSED REGULATORY ACCOUNTING TREATMENT OF
        SHARED SAVINGS PLAN................................................  40

VIII.   NUCLEAR DECOMMISSIONING TRUST......................................  42

IX.     AUTHORIZATIONS REQUESTED...........................................  44

X.      INFORMATION REQUIRED BY 18 C.F.R. (S) 33.2.........................  46

        A.   (S) 33.2(a) - Names and addresses of principal
             business offices..............................................  46

             1.   UE.......................................................  47

             2.   CIPS.....................................................  47

        B.   (S) 33.2(b) - Names and addresses of the persons
             authorized to receive notices and communications
             with respect to this Application..............................  47

             1.   UE.......................................................  47

             2.   CIPS.....................................................  47

        C.   (S) 33.2(c) - Designation of the territories
             served, by counties and states................................  48

             1.   UE.......................................................  48

             2.   CIPS.....................................................  48

             3.   Maps.....................................................  48

        D.   (S) 33.2(d) - Description of jurisdictional
             transmission facilities.......................................  49

             1.   UE.......................................................  49

             2.   CIPS.....................................................  49

             3.   Maps.....................................................  50

        E.   (S) 33.2(e) - Description of Transaction and
             statement as to consideration.................................  50

        F.   (S) 33.2(f) - Description of facilities involved
             in the Transaction and of their Current and
             Proposed Uses.................................................  51

             1.   UE.......................................................  51

             2.   CIPS.....................................................  51

        G.   (S) 33.2(g) - Statement of the cost of the
             jurisdictional facilities involved in the
             Transaction...................................................  52


        H.   (S) 33.2(h) - Statement as to the effect of the
             Transaction upon any contract for the purchase,
             sale or interchange of electric energy........................  52

        I.   (S) 33.2(i) - Statement as to other required
             regulatory approvals..........................................  53

             1.   Federal Energy Regulatory Commission.....................  53

             2.   Securities and Exchange Commission.......................  53

             3.   Missouri Public Service Commission.......................  54

             4.   Illinois Commerce Commission.............................  55

             5.   Nuclear Regulatory Commission............................  55

             6.   Hart-Scott-Rodino........................................  56

             7.   Other....................................................  56

        J.   (S) 33.2(j) - Facts relied upon by the Applicants
             to show that the Transaction will be consistent
             with the public interest......................................  56

        K.   (S) 33.2(k) - Description of franchises.......................  57

        L.   (S) 33.2(l) - Form of notice..................................  57

XI.     EXHIBITS REQUIRED BY 18 C.F.R. (S) 33.3............................  57

XII.    CONCLUSION.........................................................  57

                                  APPENDICES
                                  ----------

APPENDIX 1

APPENDIX 2

APPENDIX 3

APPENDIX 4

APPENDIX 5

                               REQUIRED EXHIBITS
                               -----------------

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

EXHIBIT G

EXHIBIT H

EXHIBIT I


                    PREPARED DIRECT TESTIMONY AND EXHIBITS
                    --------------------------------------

Gary L. Rainwater

Donald E. Brandt

William A. Koertner

Warner L. Baxter

Maureen A. Borkowski

Gilbert W. Moorman

Rodney Frame

Steven D. Pettit

Thomas J. Flaherty

Douglas W. Kimmelman

Jerre E. Birdsong

Michael C. Williams

                           UNITED STATES OF AMERICA

                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION



Union Electric Company and      )
Central Illinois Public         )      Docket No. EC96-________
  Service Company               )                 ER96-________


                JOINT APPLICATION OF UNION ELECTRIC COMPANY AND
                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY FOR
              APPROVAL OF: MERGER AND DISPOSITION OF FACILITIES,
              JOINT DISPATCH AGREEMENT, SYSTEM SUPPORT AGREEMENT,
            RECOVERY OF NUCLEAR DECOMMISSIONING COSTS, TRANSFER OF
                SUBACCOUNT OF NUCLEAR DECOMMISSIONING TRUST AND
                       PROSPECTIVE ACCOUNTING TREATMENT
            ------------------------------------------------------


I.   INTRODUCTION

          Pursuant to Sections 203 and 205 of the Federal Power Act ("FPA"), 16 U.S.C. (S)(S) 824b and 824d (1994), and the Federal Energy Regulatory Commission's ("FERC" or "Commission") applicable regulations, Union Electric Company ("UE") and Central Illinois Public Service Company ("CIPS") (collectively, the Applicants)/1/ submit this Joint Application ("Application") respectfully requesting the Commission to authorize and approve, to the extent they are jurisdictional, the mergers and corporate transactions described below (referred to, in the aggregate, as the "Transaction") and the other agreements entered into and actions to be taken in connection with the Transaction, which are also described below. Evidence supporting a finding that the Transaction is consistent with the public interest is submitted

---------------

/1/ Both UE and CIPS have electric and gas operations. All references in this Joint Application to UE and to CIPS are intended to refer to the respective corporate entities, including both the electric and gas operations.

with this Application. The Applicants request that the Commission issue its approval of the Transaction expeditiously without conducting an evidentiary hearing.

          Applicants further request findings that the System Support Agreement and Joint Dispatch Agreement filed herewith are just and reasonable pursuant to
Section 205 of the FPA and an order allowing them to become effective as of completion of the Transaction.

          Additionally, pursuant to Section 205 of the FPA, Applicants request certain approvals with regard to the disposition and funding of the current Illinois subaccount of UE's decommissioning trust fund for its Callaway nuclear plant. In summary, the Applicants request that the Commission approve the transfer of the current balance in the Illinois subaccount of UE's tax-qualified decommissioning trust to a FERC subaccount, to the extent such approval is required by the FPA. Additionally, the Applicants request that the FERC approve the amount for decommissioning expenses in the System Support Agreement as being included in UE's cost-of-service. Such approval is required to comply with requirements of the Internal Revenue Service ("IRS") in order to contribute this amount to a tax-qualified decommissioning trust fund.

          Finally, Applicants seek approval of the accounting treatment for regulatory purposes of the shared savings plan and cost recovery mechanism proposed in this proceeding.

II.  DESCRIPTION OF THE PROPOSED TRANSACTION

          On August 11, 1995, UE and CIPSCO Incorporated, ("CIPSCO"), an Illinois corporation which owns all of the common stock of CIPS, entered into an Agreement and Plan of Merger (the "Merger Agreement"). (A copy of the Merger Agreement is attached to the testimony of Mr. Gary L. Rainwater, UE's Vice President of Corporate Planning, filed with this Application as Exhibit No. ___ (GLR-2).)

          The Transaction provided for in the Merger Agreement is a strategic alliance between the Applicants, under a holding company, Ameren Corporation ("Ameren"), pursuant to which:

     (1) the Illinois operations and facilities (excluding UE's electric generating and transmission facilities located in Illinois (the "UE Retained Illinois Facilities")) of both UE and CIPS will be owned and operated by CIPS; and

     (2) the Missouri operations and facilities of UE (as well as the UE Retained Illinois Facilities) will be owned and operated by UE.

Significant cost savings and efficiencies will be realized as a result of the Transaction, resulting in further decreases to the Applicants' costs of rendering utility services, thus providing a benefit to customers, shareholders and the local economies which Applicants serve.

          CIPS is a combination electric and gas utility, operating in a 20,000 square mile region in central and southern Illinois, which serves 317,000 retail electric customers in 557 communities and 166,000 retail natural gas customers in 267 communities. CIPS also provides wholesale electric capacity and energy to various rural electric cooperative, municipal and investor-owned electric systems located in Illinois and surrounding states pursuant to a variety of service agreements. It is wholly-owned by CIPSCO, which is a holding company exempt from registration under the Public Utility Holding Company Act ("PUHCA"). By virtue of its ownership of twenty percent (20%) of the voting common stock of Electric Energy, Inc. ("EEInc."), an Illinois corporation which owns a 1015 MW generating station at Joppa, Illinois, CIPS is also a holding company, and it too is exempt from registration under PUHCA. EEInc. sells substantially all of its generation to a uranium enrichment plant located near Paducah, Kentucky (originally operated by the Atomic Energy Commission and operated today by the United States Enrichment Corporation) and to EEInc.'s utility shareholders.

          UE is a combination electric and gas utility, operating in a 24,000 square mile area in Missouri and west central Illinois, which serves 1,060,000 retail electric customers and 100,000 natural gas customers in Missouri and 64,000 retail electric customers and 18,000 natural gas customers in Illinois. Its Missouri retail electric service area includes the City of St. Louis and St. Louis County, as well as all or portions of 65 other counties. Its Illinois retail electric service area includes the cities of East St. Louis and Alton. UE also serves 16 wholesale electric customers, all of which are located in Missouri.
UE provides gas service to customers in 22 Missouri and 2 Illinois counties. UE is also a holding company by virtue of its ownership of forty percent (40%) of the voting common stock of EEInc. and is exempt from registration under PUHCA. The forty percent (40%) of EEInc.'s voting common stock not owned by CIPS and UE is owned by two other non-affiliated utilities.

          Under the proposed Transaction:

          1. CIPSCO will be merged into Ameren Corporation ("Ameren"), a corporation newly incorporated in Missouri, with Ameren as the surviving entity. CIPS and other non-utility subsidiaries of CIPSCO will, thus, become wholly-owned subsidiaries of Ameren. CIPS will retain ownership of 20 percent of the common stock of EEInc.

          2. UE will be merged into Arch Merger, Inc. ("Arch"), a corporation newly incorporated in Missouri as a wholly-owned subsidiary of Ameren, with UE as the surviving corporation, thus becoming a wholly-owned subsidiary of Ameren. UE will retain ownership of 40 percent of the common stock of EEInc., together with the common stock of its wholly-owned non-utility subsidiary.

          3. UE will transfer to CIPS all of its electric and gas public utility facilities located in Illinois which are necessary or useful in the provision of retail electric and gas service to the public within UE's Illinois service territory (the "Transferred Assets"), except the UE Retained Illinois Facilities. A list of the Transferred Assets is attached as Exhibit No. ___ (GLR-7) to Mr. Rainwater's testimony.

          4. Common stockholders of CIPSCO and UE will receive common stock in Ameren in exchange for their existing shares in accordance with the exchange ratios set forth in the Merger Agreement. Debt and Preferred shares of CIPS and UE will remain outstanding.

As a result, Ameren will become a registered utility holding company under PUHCA, owning two operating utility subsidiaries, UE and CIPS. UE will continue to operate the same electric and gas facilities in Missouri plus the UE Retained Illinois Facilities, all of which UE operated before the Transaction. CIPS, except as noted above, will conduct all of the combined electric and gas operations of the Applicants in Illinois.

Ameren also will directly own CIPSCO Investment Company which manages CIPSCO's non-utility investments.

          After the merger, UE and CIPS will jointly operate and dispatch their electric generation and transmission facilities pursuant to a Joint Dispatch Agreement between the two utilities, a copy of which is attached to the testimony of Ms. Maureen A. Borkowski, UE's Manager of Energy Services, as Exhibit No. ___ (MAB-6). In addition, CIPS will enter into a System Support Agreement to purchase capacity and energy from UE in order to provide service to the Illinois customers formerly served by UE which are being transferred to CIPS. A copy of the System Support Agreement is attached to Ms. Borkowski's testimony as Exhibit No. ___ (MAB-8). Certain administrative functions of both UE and CIPS will be consolidated and performed either within UE, within CIPS or within an affiliated service company. The Applicants have, therefore, developed a General Services Agreement which is flexible enough to allow for any ultimate organizational structure. This General Services Agreement will be filed at the Securities and Exchange Commission ("SEC"). A copy of the General Services Agreement is attached, for the Commission's information, to Mr. Rainwater's testimony as Exhibit No. ___ (GLR-9).

          The Applicants specifically seek an order of the Commission under
Section 203 of the FPA (i) granting authorization and approval of the Transaction and for the carrying out of the Merger Agreement and (ii) finding that the transaction and the following elements of the Transaction are in the public interest:

     (1) the disposition to Ameren, by virtue of the merger, of indirect control over the facilities of both UE and CIPS, which the Commission may deem to be jurisdictional;

     (2) the disposition to Ameren, by virtue of the merger, of indirect control over a sixty percent (60%) ownership interest in the facilities of EEInc., which the Commission may deem to be jurisdictional;

     (3) the disposition to CIPS of direct control over the Transferred Assets, to the extent that the Commission may deem any of them to be jurisdictional; and

     (4)  the carrying out of the Merger Agreement.

          In addition, Applicants are also filing under Section 205 of the FPA the Joint Dispatch Agreement and the System Support Agreement, to become effective upon completion of the Transaction, and seek an order of the Commission finding that the rates, charges, terms and conditions embodied in the Joint Dispatch Agreement and the System Support Agreement are just and reasonable.

          Further, the Applicants seek approval of the proposed accounting treatment for regulatory purposes of the shared savings plan and cost recovery mechanism which they propose in this proceeding.

          Finally, the Applicants request certain approvals with regard to the disposition and funding of the portion of UE's nuclear decommissioning trust fund established for its Illinois retail jurisdiction as a result of the transfer of the retail customers in that jurisdiction to CIPS.

          The Transaction will more than satisfy the requirements of Section 203 because it not only is consistent with, but also will affirmatively benefit, the public interest by offering opportunities for significant net cost savings which could not be realized without the synergies provided by the Transaction. Additionally, the Transaction will extend the Commission's pro-competitive policies because in connection with this Application for authorization of the Transaction, Applicants propose that the Commission place into effect, subject to refund and modification in accordance with the outcome of the Open Access NOPR, FERC Statutes and Regulations, (P) 32,514 ("Open Access NOPR"), open-access transmission tariffs which are designed fully to satisfy comparability of service principles. UE and CIPS have filed these tariffs concurrently with this Application in a separate Section 205 proceeding.

          The Applicants request the Commission to issue an order granting authorization and approval of the Transaction and finding that the Transaction and carrying out of the Merger Agreement are consistent with the public interest. Further, Applicants request that such order be issued on an expedited basis, without hearing and without awaiting resolution of transmission-related issues in the Section 205 proceeding, of any issues of cost allocation which may arise with regard to the Joint Dispatch Agreement, the System Support Agreement and the General Services Agreement, or of any issues in connection with the proposed accounting treatment for regulatory purposes of the shared savings plan and cost recovery mechanism. Should any issue arise with regard to the Joint Dispatch Agreement, the System Support Agreement, or the proposed accounting treatment for regulatory purposes, and should the Commission deem that hearings are necessary with regard to such issue, Applicants request that the Commission approve the merger and separately set such issue for hearing at a later date. Applicants respectfully submit that consideration of cost allocation issues with respect to the General Services Agreement is premature in this docket. Kansas Power and Light Co. and Kansas Gas and Electric Co., 54 FERC (P) 61,077 at 61,255. (1991) Such issues should be left to future wholesale rate increase requests, after the mechanism for consolidation of administrative functions has been determined.

          If this procedural approach is adopted, the Applicants will commit, as a condition of the Transaction, (1) to proceed with the transmission tariff
Section 205 filing docket after
approval of the Transaction, and (2) to accept any tariff provisions ordered by the Commission in a final, non-appealable order in the Section 205 case and ultimately to conform their transmission tariff provisions to the requirements set forth in any final, non-appealable order resulting from the Commission's Open Access NOPR. The Commission's recent decisions in Cincinnati Gas & Electric Company and PSI Energy, Inc., 69 FERC (P) 61,005 (1994) and in Midwest Power Systems, Inc. and Iowa-Illinois Gas and Electric Company, 71 FERC (P) 61,386 (1995) adopted this approach.

III. THE PROPOSED TRANSACTION IS IN THE PUBLIC INTEREST.
     A.   OVERVIEW OF THE REGULATORY STANDARDS

          Merging entities need only show that "the proposed merger is compatible with the public interest." Pacific Power & Light Co. v. FPC, 111 F.2d 1014, 1016 (9th Cir. 1940); Northeast Utilities Service Co. v. FERC, 993 F.2d 937, 951 (1st Cir. 1993), quoted in Entergy Services, Inc. and Gulf States Utilities Co., 65 FERC (P) 61,332, 62,471 (1993). There is no requirement that applicants make a showing of "a positive benefit of the merger". Utah Power & Light Co., 47 FERC (P) 61,209, at 61,750 (1989), remanded on other grounds, Environmental Action v. FERC, 939 F.2d 1057 (D.C. Cir. 1991); Entergy Services, Inc., 62 FERC (P) 61,073, at 61,370 (1993) (footnotes and citations omitted).

          The proposed merger will provide the following benefits: (1) it will result in synergies that will permit cost savings of approximately $590 million during the first 10 years of the merger, thus enhancing the Applicants' ability to continue to provide reliable service at reasonable, competitive rates; and (2) transmission customers will be provided with access to the combined transmission facilities of the Applicants at a single system rate, resulting in enhanced access among suppliers and purchasers in wholesale bulk power markets encompassing a substantial geographic area. As a result, the Transaction more than satisfies the "consistent with the public interest" standard of Section 203.

          In general, only two issues have given rise to material factual disputes requiring evidentiary hearings in Commission merger cases: the impact of the merger on (1) costs and rates and (2) competition. The Applicants have identified approximately $590 million in potential cost savings resulting from the merger. Even if certain items in these savings estimates are disputed, it is indisputable that significant savings will result from the merger, even after allowing for recovery of all merger related costs.

          The wholesale requirements customers of both UE and CIPS are currently served pursuant to negotiated contracts. Neither of the Applicants proposes to amend those contracts as a result of the Transaction. Furthermore, since these contracts were negotiated and agreed to before the Transaction was contemplated, the Applicants (with the exception noted below) will not include any portion of Ameren's merger investment in the calculation of rates pursuant to those contracts through the remaining term of those contracts. Any inclusion of merger investment costs in rates during periods after the expiration of the current terms of these contracts would be negotiated with those customers, which will be guaranteed the availability of competitive supply options by the provision of open access transmission tariffs by the Applicants. The exception noted above relates to three of CIPS' customers served under formula-based contracts. The formulas used to determine charges for those customers would reflect a small portion of the $19 million post-merger costs to achieve savings, to the extent that those costs are reflected in CIPS' administrative and general expense or production or transmission O&M expenses. However, any such post-merger expenses included in those formula rates would be more than offset by cost reductions due to the merger, which would also flow through the formula rates. Since merger savings will exceed merger costs in every year, any customer which, in the future, may choose to be served under Applicants' filed wholesale tariffs, rather than under negotiated contracts, would not be detrimentally impacted by the Transaction.

          Moreover, Applicants are committing to an "open season" for their wholesale requirements customers, under which any UE or CIPS wholesale requirements customer identified in Exhibit No. ___ (GLR-8) or Exhibit No. ___ (GWM-11) could terminate its contract by giving a 90-day notice commencing on the day UE or CIPS files for a rate increase which would impact that customer. Since UE's wholesale contract rates are tied to UE's Missouri retail electric rates, this option would be activated for UE customers when UE files for an electric rate increase with either the Missouri Public Service Commission or the FERC. For CIPS customers, the open season would be activated with a filing by CIPS for an increase in base rates with the FERC. The filing Applicant would notify its customers at least 30 days in advance of any such rate filing and would include in that notice an estimate of the proposed increase. Neither UE nor CIPS would make any increase in its base wholesale rates effective until at least 90 days after any such filing. This open season guarantee would be effective for the first five years following consummation of the merger.

          The open season commitment would have to be administered somewhat differently for the three CIPS formula-based customers, since their rates could theoretically increase through the formula without CIPS filing for a rate increase. Consequently, Applicants would provide those customers with an additional guarantee. For those customers, the open season would be activated not only by the filing at FERC of a base rate increase impacting them, but also at any time at which the level of administrative and general expense reflected in their formula rates during the immediately preceding twelve-month period is higher than the level of administrative and general expense reflected in those rates during the twelve-month period immediately preceding the Transaction. Administrative and general expense has been chosen as the base-line for this additional safeguard because it would include most of the merger savings and most of that portion of the post-merger costs to achieve savings which will flow through the formula.

          In addition, Applicants are willing to extend, under currently applicable terms and conditions, the contract of any wholesale customer which expires prior to the fifth anniversary of the effective date of the Transaction for a period ending on the fifth anniversary date. This contract extension offer will be held open until the effective date of the Transaction. As a result of the foregoing commitments, the Transaction cannot have an adverse impact on rates to wholesale requirements customers, regardless of the level of savings actually achieved.

          The attached testimony of Mr. Rodney Frame, Vice President of National Economic Research Associates, Inc., demonstrates that the merger will not have any adverse impact on competition in relevant wholesale bulk power markets. To the contrary, bulk power market participants actually will benefit from single system rates over the combined transmission systems of the Applicants.

          It is clear, therefore, that neither the issue of impact on costs and rates, nor that of the impact on competition, requires an evidentiary hearing with regard to approval of this Transaction.

          In Commonwealth Edison Co., 36 FPC 927 (1966), aff'd sub nom. Utility Users League v. FPC, 394 F.2d 16 (7th Cir. 1968), cert. denied, 393 U.S. 953
(1968), the Commission set forth six factors that it normally will consider in a
Section 203 proceeding: (1) the effect of the merger on operating costs and rate levels; (2) the accounting treatment for the transaction; (3) the reasonableness of the purchase price; (4) whether the merger was the result of coercion; (5) the impact of the merger on competition; and (6) whether the merger impairs effective state or federal regulation.

          In El Paso Electric Co. and Central and South West Services, 68 FERC
(P) 61,181 (1994), the Commission established an additional standard for its analysis of whether a merger is in the public interest. Under El Paso Electric, an application to merge transmission facilities will not be deemed to be in the public interest unless the merging companies commit to provide comparable transmission services, whether or not the merger results in an increase in market power.

          In the recent order in Midwest Power Systems, Inc. and Iowa-Illinois Gas and Electric Co., ("Midwest"), Commissioners

Massey and Hoecker in their concurring opinion stated "[t]he time has come for the Commission to reexamine its merger policy" in view of recent dramatic changes in the industry and in regulatory policy. Concurring Opinion of Commissioners Massey and Hoecker, 71 FERC (P) 61,386 at 62,512 (June 22, 1995). The concurring Commissioners went on to state:

               As we argue above, a merger's effect on competition is likely to dominate Commission merger analysis in the future. In addition to requiring open access as a condition of mergers, the Commission will have other competition issues to address, including the importance of the concentration of discrete transmission and generation assets, the size and market power of the merged company, the extent of horizontal or vertical integration, the treatment of claimed benefits achievable outside the merger, and any decline in the number of generation or transmission alternatives that remain in the wake of the merger.


Id. at 62,513. The concurring Commissioners elaborated further on their view of competitive effects in the context of generation and transmission assets:

          The sole competitive effect of mergers may be to increase the concentration of generation assets. In some instances, this increased concentration may be significant, but not important from a competitive perspective. In other cases, however, the increase in concentration might seriously hinder competition.

Id. at 62,512.

          [W]e suspect a strong case could be made that, insofar as the horizontal merger and integration across a region of discrete and open transmission facilities is concerned, bigger may be better.

 Id. at 62,513.

          Applicants view the concurring opinion in Midwest as an attempt to initiate a policy discussion by listing certain categories of issues of potential future concern, while leaving the elaboration and exposition of specific additional criteria for evaluation of proposed mergers, if any are indeed ultimately adopted, to the future. While the concurring opinion in Midwest did not effect a change in the criteria applied by the Commission in evaluating whether a proposed merger is consistent with the public interest, it does indicate issues of potential concern to at least two Commissioners. Consequently, to the extent that Applicants have correctly understood those concerns, in light of the early level of discussion, they have been addressed in the evidence provided herewith.

          First, as to the concentration of generation, Mr. Frame testifies that the merger will expand, not diminish, the bulk power supply options of the vast majority of the utilities that are interconnected with the Applicants. The merger will provide customers with open access to the transmission facilities of UE and CIPS at a single system postage stamp rate pursuant to the terms and conditions that the Commission has found are necessary to meet its comparability requirements. This expanded access to bulk power markets results from "the horizontal merger and integration across a region of discrete and open transmission" systems referred to by the concurring Commissioners. The benefit conferred upon other utility systems by granting access to the combined transmission system under a single postage stamp rate pursuant to the combination of UE and CIPS goes beyond the benefit these other systems would realize by virtue of separate compliance with the Open Access NOPR by UE and CIPS. This results from the fact that, due to the combination, these other systems will have to pay only one transmission rate in order to utilize both systems. In addition, evidence is provided indicating that, using traditional measures of concentration, the combination of CIPS and UE does not present concerns about market power.

          Proper antitrust analysis requires an evaluation of whether a proposed merger will substantially harm competition by creating or increasing market power, or facilitating its exercise through collusion, in areas of actual and potential competitive overlaps between the business activities of the proposed merger partners. This requires the proper definition of "relevant markets" in both their product and geographic dimensions. Merger analysis should be concerned only with the likelihood that the specific proposed merger will lessen competition, and should not attempt to anticipate or shape the future structure of the market or engage in industrial planning. It is possible, for example, that firms A and B should be permitted to merge because they can do so without a likely adverse effect on competition; but that, at a later point in time, otherwise identical firms C and D will not be permitted to merge, because changes in the market (perhaps the merger of A and B) will cause the merger of C and D to result in adverse effects on competition. This is no reason to bar the merger of A and B. Regulation should allow the future structure of the market to be determined by the competitive facts of life. Intervention is appropriate only with regard to those proposed mergers which are shown to have a likely adverse effect on competition in a relevant market.

          Mr. Frame has thoroughly analyzed the Transaction in accordance with these basic antitrust precepts. He has defined the relevant markets to be examined and analyzed the impact of the proposed Transaction on these relevant markets under a framework which is substantially the same as that contained in the Department of Justice and Federal Trade Commission Horizontal Merger Guidelines, dated April 2, 1992. He has found that there is no likelihood of an adverse effect on competition in any of the relevant markets. That is the appropriate scope of an antitrust inquiry and, in this case, that inquiry establishes that there is no reason to bar this merger.

          Finally, the evidence establishes that both UE and CIPS have been engaged in cost savings and reengineering programs to reduce costs and increase efficiencies on their own and that none of those savings and efficiencies have been claimed as merger-related benefits and used to justify the merger. Only cost savings and efficiencies realizable solely as a result of the merger are included in the $590 million of merger savings.

          The issues delineated in the Commonwealth Edison and El Paso Electric cases, which continue to be applicable to the Commission's review of electric utility mergers, are discussed more fully below.

     B.   THE PROPOSED TRANSACTION SATISFIES THE COMMONWEALTH EDISON STANDARDS.

          1. THE TRANSACTION WILL REDUCE OPERATING COSTS AND KEEP RATES LOWER THAN THEY OTHERWISE WOULD BE.

          The Applicants are submitting the testimony of Mr. Thomas J. Flaherty, National Partner for Utilities Consulting in the Deloitte & Touche Consulting Group, a division of Deloitte & Touche LLP, and Mr. Rainwater, which shows that the Applicants can achieve approximately $590 million in cost savings during the first 10 years of the merger as a result of consolidating their systems after accounting for cost reduction measures previously initiated by the Applicants. After netting out the costs (including transaction costs and merger premium) that will be incurred to achieve these savings, the total projected net savings during the first 10 years of the merger are approximately $317 million.

          The projected savings and costs to achieve are summarized as follows:

                                                       TOTAL SAVINGS
                                                        1997 - 2006
          SAVINGS CATEGORY                              ($ MILLIONS)
          ----------------                             -------------
          Corporate and Operations Labor                     $ 195.8

          Corporate and Administrative Programs                204.1

          Purchasing Economies (Non-fuel)                       68.8

          Electric Production                                   84.1

          Gas Supply                                            37.1
                                                             -------

                         Total Savings                         589.9

          Less: Costs to Achieve                               (19.1)

                Transaction Costs                              (22.0)

                Merger Premium                                (232.0)
                                                             -------
                         Net Savings                         $ 316.8
                                                             =======


          As Mr. Flaherty testifies, these projected savings were developed at the request of the Applicants during the initial phases of their merger negotiations in order for the Applicants to determine whether the Transaction made economic sense. The same savings projections now are being used, reviewed and refined by the Applicants as part of their internal transition planning for post-merger operations. The cost savings projections presented herein thus are not an ex post facto attempt to justify a decision to merge, but instead have constituted and continue to constitute an important element of the Applicants' internal merger planning completely apart from this or any other regulatory proceeding.

          Although the exact level of merger savings that will be achieved cannot be predicted with precision, there can be no question but that substantial savings will result from the proposed Transaction. For purposes of a Section 203 proceeding, no further showing is required, and an evidentiary hearing on this issue is not necessary. See Midwest Power, 71 FERC at 62,506-08; Cincinnati Gas & Electric, 64 FERC at 62, 713-14.

          In addition, the Applicants are committing to provide the previously described open season to protect their wholesale requirements customers from any rate increases that occur as a result of the Transaction. In the Midwest Power proceeding, the Commission accepted such an open season commitment as an appropriate safeguard, 71 FERC at 62,508. The Applicants' commitment thus provides further support for a decision by the Commission that an evidentiary hearing on the rate effects of the merger is not necessary.

          2.   APPLICANTS WILL USE THE "POOLING" METHOD OF ACCOUNTING.

          As described more fully in the testimony of Mr. Warner L. Baxter, UE's Assistant Controller, Ameren will account for the merger by using the pooling of interests method, as provided for in Accounting Principles Board Opinion No. 16 (APB No. 16). The pooling of interests method accounts for the merger as a uniting, or "pooling", of ownership interests accomplished by the exchange of voting securities. This method is used where the merger satisfies the criteria set forth in APB No. 16. As discussed in the testimony of Mr. Baxter, the proposed merger meets those criteria. This is a reasonable accounting treatment to use for a merger and does not require any consideration at hearing./2/

          Additionally, the Applicants request the Commission to find that the shared savings plan described in the testimony of Mr. Rainwater is consistent with appropriate regulatory accounting treatment./3/ The Applicants do not propose any wholesale rate increases with this Application and do not anticipate the need for any rate increases attributable to the merger. The shared savings plan merely establishes a regulatory accounting treatment that will enable shareholders and customers equitably to share merger savings, net of the merger premium and other transaction related costs, described in the testimony of Messrs. Rainwater and Kimmelman. The Applicants recognize that approval of the shared savings plan as an acceptable regulatory accounting approach will not constitute a ratemaking order issued under FPA sections 205 and 206.

---------------------
/2/ See Utah Power & Light Company, Pacific Corp., and PC/UP&L Merging Corporation, 41 FERC (P) 61,283 at 61,755; Southern California Edison Company and San Diego Gas and Electric Company, 47 FERC (P) 61,196 at 61,675; Midwest Power, 71 FERC at 62,509.

/3/ To the extent necessary, this request is made pursuant to FPA Section 301, as well as FPA Section 203.

          3.   THE EXCHANGE RATIO WAS NEGOTIATED AT ARM'S LENGTH AND IS
               REASONABLE.

          The Merger Agreement (attached to Mr. Rainwater's testimony as Exhibit No. __ (GLR-2)) was negotiated at arm's length between UE and CIPSCO and was approved by the respective Boards of Directors of each company. On December 20, 1995, the shareholders of each of the companies also approved the Merger Agreement. Under that agreement, neither company can be said to be "purchasing" the other for an established price. Instead, there will be a strategic alliance whereby the holders of common stock in UE and CIPSCO will each exchange their shares of stock for shares in Ameren. The rate of exchange for common stock --
1.00 share of UE stock and 1.03 shares of CIPSCO stock for each share of Ameren stock -- was negotiated at arm's length by the merging companies and approved by their respective Boards of Directors.

          The Commission has held that the arm's length nature of negotiations leading to a merger obviates the need for a hearing on the reasonableness of the purchase price. Midwest Power, 71 FERC at 62,510. Further, the proposed merger, including the proposed rate of exchange for common stock, must be approved by a vote of UE's and CIPSCO's shareholders. As a consequence, the Commission need not "consider the effect of the purchase price on shareholders. The federal and state securities laws provide a mechanism to address these concerns." Southern Cal. Edison Co.,

47 FERC (P) 61,196, at 61,673 n.20 (1989). See also Midwest Power, 71 FERC at 62,510.

          4.   THERE IS NO ISSUE OF COERCION.

          As established in the testimony of Mr. Donald E. Brandt, UE's Senior Vice President-Finance and Corporate Services, neither company coerced the other into the Transaction. Each company has low production costs and entered into the Transaction for long term strategic reasons. The Transaction was entered into freely by, and in the interest of, each company. The fact that the Transaction must be approved by the shareholders of each company further ensures that the Transaction is at arm's length, free of undue influence by either side.

          5.   THE TRANSACTION WILL PROMOTE COMPETITION.

          Included with this Application is the testimony of Mr. Rodney Frame, an independent economist, which provides an evaluation of the impact of the proposed merger on competition. Mr. Frame's testimony follows the analytic framework established by the Commission in prior merger cases for the consideration of market power issues.

          Mr. Frame's analysis identifies the relevant product and geographic markets and considers the impact of the merger on competition in these markets. Among other things, he concludes that the comparable service transmission tariffs filed by the Applicants and the availability of service over the combined facilities of both systems at a single system rate expands the supply alternatives in affected wholesale markets.

          In analyzing short term capacity markets, Mr. Frame analyzed the uncommitted capacity of UE, CIPS, UE and CIPS combined, and all other electric systems directly interconnected with UE and/or CIPS for the years 1995 and 1998. His analysis showed that UE and CIPS control only relatively small shares (far less than the 20% threshold which the FERC has utilized in the past to denote situations that obviously present no concern as to market power) of the uncommitted generating capacity held by all directly interconnected utilities. Thus, he concludes that the combination of UE and CIPS will not create an opportunity to exercise seller market power in short term capacity markets. He then examined how the merger affects concentration of uncommitted capacity in first tier markets (defined as markets centered on each utility directly interconnected with CIPS or UE and including each utility which is either directly connected to, or "one wheel" away from that utility). Once again, he finds that the combination of UE and CIPS produces shares of uncommitted capacity that are below threshold levels which might indicate concern about the possible exercise of market power in short term capacity markets.

          With respect to long term capacity markets, Mr. Frame concludes that the Transaction will not create or enhance control over sites for new generating facilities or other key factor inputs to new resource additions, such as fuel supply or fuel transportation. Consequently, Mr. Frame concludes that Ameren will have no market power in long term capacity markets.

          Mr. Frame also concludes that the combination of UE and CIPS does not create or enhance market power in non-firm energy markets. This is based in part upon the market expanding effects associated with Applicants' combined (single system) transmission tariff. It is also based upon specific analyses which Mr. Frame has performed. Mr. Frame examined the combined firms' share of generating capacity in the first tier markets discussed above and analyzed actual data on non-firm and substitutable energy or capacity and energy sales. His analyses indicate that the combined UE and CIPS share of total generating capability in first tier markets is below threshold levels which could suggest possible concerns about market power. The analyses also indicate that the combined UE and CIPS non-firm energy transactions do not result in market shares and increases in the Herfindahl-Hirschmann Index (HHI) which indicate that the combination of UE and CIPS is likely to have any substantially adverse impact on competition in the non-firm energy market.

          Mr. Frame also concludes that the Transaction will not adversely affect retail competition. His testimony addresses franchise, yardstick, locational (or customer) and fringe area competition, as well as interfuel competition between gas and electricity at the retail level.

          6.  BOTH WHOLESALE AND RETAIL REGULATION WILL REMAIN EFFECTIVE.

          Upon completion of the proposed Transaction, the Missouri Public Service Commission will continue to have jurisdiction over the retail electric and gas rates of UE, which will operate substantially the same facilities as it previously operated in Missouri. Similarly, the Illinois Commerce Commission will continue to have jurisdiction over CIPS' electric and gas rates. CIPS will operate substantially the same facilities as were previously operated in Illinois by CIPS and UE, with the exception of the UE Retained Illinois Facilities.

          Ameren will be regulated as a registered holding company under PUHCA and thus many of the transactions of Ameren and its subsidiaries, other than electric and gas sales, will require prior approval of the SEC.

          Finally, both state utility commissions will have the authority to review various aspects of the proposed Transaction. See Section X(I)(3) and (4). As the Commission stated in Entergy, "the interests of [the] states vis-a-vis state regulation can be protected by those state commissions" in the context of their review of the proposed merger. 62 FERC at p. 61,374; See also Kansas Power & Light Co., 54 FERC (P) 61,077 at p. 61,255 (1991).

     C. THE EL PASO STANDARD: UE AND CIPS WILL PROVIDE COMPARABLE TRANSMISSION SERVICE UPON CONSUMMATION OF THE MERGER.

          Transmission access has been viewed as a critical issue in merger cases by the Commission since the PacifiCorp/UP&L merger. More recently, the Commission has clarified the terms and conditions of transmission access which are required for a merger to meet the "consistent with the public interest" test. In 1994, the Commission announced in the El Paso Electric case that all merging utilities would have to provide "comparable service" after the merger. The Commission did not specify in El Paso Electric what it considered to be "comparable service". However, the recently issued Open Access Notice of Proposed Rulemaking ("Open Access NOPR") in Docket No. RM95-8-000 goes into great detail on this subject and even provides model pro forma tariffs that the Commission has stated contain the terms and conditions necessary to provide comparable service. FERC Statutes and Regulations (P) 32,514.

          Furthermore, in its Order on Rehearing and Clarification and Providing Further Guidance on Processing Open Access Filings, Docket No. ER93-540-003 (June 28, 1995) ("Further Guidance Order"), the Commission stated that unless merger applicants file tariffs consistent in all material respects with the pro forma tariffs, they may have to wait until the conclusion of any hearing regarding their tariffs before the merger is approved. 71 FERC (P) 61,393 at 62,541.

          As discussed above, the Applicants simultaneously have filed under
Section 205 of the FPA Open Access NOPR pro forma tariffs, to become effective when the proposed merger is consummated. These tariffs are discussed in more detail in the testimony of Ms. Borkowski and copies of the tariffs, with any changes from the Commission's pro forma tariffs indicated, are attached as Exhibits Nos. ____ and ____ (MAB-10 and 11) to her testimony. As Ms. Borkowski explains in her testimony, the filing by Applicants is consistent in all material respects with the pro forma tariffs, with only minor changes having been made.

          Ms. Borkowski also explains that the Applicants commit to revise their tariff filing to reflect any changes imposed by the Commission in its final rule in Docket No. RM95-8-000.

          As a consequence, there is no material transmission access issue involved with the Transaction. The Applicants have followed the Commission's guidelines in the Open Access NOPR and the Further Guidance Order, and they are in full compliance with El Paso Electric.

IV.  THE COMMISSION SHOULD APPROVE THE TRANSACTION EXPEDITIOUSLY WITHOUT HEARING

          The Commission has held repeatedly that Section 203 does not require the holding of an evidentiary hearing. Instead, an evidentiary hearing is necessary only when there are material issues of disputed fact that must be resolved to determine whether the proposed merger is consistent with the public interest. As a consequence, in the recent Delmarva and Midwest Power cases, the Commission approved the proposed mergers without conducting any evidentiary hearing. Furthermore, as the Commission has recognized in previous merger cases, expediting the approval of a proposed merger is appropriate to permit the prompt realization of merger-related synergies and benefits and to address the commercial realities and time pressures presented by a proposed merger. See Kansas Power and Light, 54 FERC at p. 61,252; Northeast Utilities Service Company, 58 FERC (P) 61,070, at 61,202 (1992); Entergy, 62 FERC at p. 61,368.

          As demonstrated above and in the attached testimony, there can be no dispute that the Transaction will produce substantial cost savings, will expand wholesale market opportunities for the majority of regional market participants and, therefore, will be consistent with the public interest. Consequently, it is appropriate for the Commission to expedite its review of Applicants' proposed merger and approve the merger without an evidentiary hearing so that UE's and CIPS' retail and wholesale customers and prospective users of their transmission systems may begin to enjoy the economic and competitive benefits of the merger as soon as possible. As indicated above, issues which may arise with regard to the matters discussed in Sections V through VIII below are separable and, should hearings on such issues be required, may be scheduled for hearing subsequent to the granting of the Section 203 authorization.

 V.  SYSTEM SUPPORT AGREEMENT

          The Illinois territory currently served by UE is generally known as the St. Louis Metro-East area. The UE Illinois electric service territory comprises a geographic area of about 330 square miles, with about 64,000 customers in 22 communities. As discussed in the testimony of Mr. Rainwater, CIPS is acquiring UE's electric and gas distribution systems, including electric lines and substations, as well as all associated general plant-in-service in Illinois. CIPS is not taking ownership of any UE electric generating or transmission facilities operating in Illinois.

          In order to provide service to the transferred area, UE and CIPS have agreed to enter into a System Support Agreement for the provision of power and energy to CIPS. That agreement is premised on certain principles which are intended to maintain the low cost structure now in place for the customers in UE's Illinois service area, avoid the reallocation of UE's costs from Illinois to Missouri, and minimize the need to advance the plans for adding supply-side resources by CIPS. CIPS will be responsible for meeting power requirements in excess of those provided by the System Support Agreement for all future load growth in the transferred area.

          The Applicants are asking the Commission to recognize the System Support Agreement as a just and reasonable rate providing an appropriate cost allocation mechanism for the continued recovery of UE generation and transmission costs from the transferred Illinois electric customers. Applicants seek to avoid cost shifting between state jurisdictions with consequent rate impacts caused by the merger structure and not by changes in underlying costs. CIPS and UE are attempting to maintain the status quo, with the generation and transmission system planned and installed to serve these customers continuing to serve them, and the cost of rendering that service continuing to be recovered from them. The transfer of the customers is designed to promote administrative convenience, resulting in economies for the companies and the Illinois Commerce Commission. Without the System Support Agreement, the transfer of the Illinois customers would not be possible, and the resulting economies would be lost.

          UE's generation and transmission system was planned and constructed as an integrated system designed to serve all of UE's customers, including those customers being transferred to CIPS. Consequently, cost allocations have historically been made between jurisdictions to reflect UE's generation and transmission costs in serving each jurisdiction, resulting in revenue levels that provide for cost recovery. The agreement preserves the recovery of costs for UE's generation and transmission systems that will continue to serve Illinois customers after the merger is effective.

          In the System Support Agreement, CIPS agrees to a long-term assignment of capacity and energy from UE's generation, which is equivalent to the generation currently committed to serving UE's Illinois customers. CIPS will be responsible for providing capacity and energy in excess of the contract amounts specified in the support agreement. As UE's existing generation is retired, the contracted level of capacity and energy support to CIPS from the UE generation will proportionately decrease. The contract capacity and energy also may be adjusted downward if CIPS experiences the loss of a significant customer load in the transferred area. This aspect of the agreement will help balance the system support capacity provided by UE with customer load.

          The System Support Agreement has a fixed cost component as well as a variable cost, or energy, component. The formula will reflect actual costs as they change from time to time. The energy cost component of the System Support Agreement provides for the assignment of average variable costs from UE to CIPS. CIPS' remaining customers will be isolated from the impact of the costs allocated under the System Support Agreement, since that agreement is designed to allocate UE generation and transmission costs solely to the former UE Illinois service area customers.

          In short, the System Support Agreement is central to the Transaction because it is necessary in order to effect the transfer of UE's Illinois properties to CIPS, and is designed to ensure that the transfer will not impact the rates of either UE's existing Missouri or Illinois customers.

VI.  JOINT DISPATCH AGREEMENT

          UE and CIPS will operate their combined generation and transmission facilities as a single control area. The control area will interface directly with 28 other utilities to buy and sell capacity and energy economically, using the generation and transmission resources of the combined system. All load requirements will be combined and all resources will be controlled by a single Automatic Generation Control. By committing and dispatching resources on a single system basis, the total production costs will be lower than if the two companies' resources were committed and dispatched separately. As load on the system increases, it will be served instantaneously by the next available, lowest cost source of generation, regardless of whether that generation is owned by UE or CIPS, or, in the case of a purchase, regardless of whether the source is connected to UE or CIPS. This change in operation should enhance interchange purchase and sales activities. The fact that the single control area will be able to interface directly with 28 interconnected utilities will allow UE and CIPS to optimize sale and purchase opportunities. The result should be reduced costs for UE and CIPS, because each company will have improved access to a greater number of competitive sources of supply, thus increasing the potential for cost-reducing purchases and sales. In particular, a combined operation will eliminate the need for a transmission charge or adder that UE or CIPS would otherwise have had to pay to effect a purchase or sale across the other's system. Today, the existence of such charges may preclude consummation of certain transactions, because the incremental cost of a lower cost generating unit plus the transmission adder may be higher than the incremental cost of a somewhat higher cost generating unit which does not require the transmission adder.

          There are four categories of costs that can be affected by coordinated operation. These are: (1) fixed costs associated with generation; (2) variable production costs; (3) interchange power costs; and (4) transmission costs.

          Each company will continue to own and operate the generating units that it presently owns. Each company will be responsible for the fixed costs associated with the generation it owns, except as otherwise provided in the System Support Agreement discussed above.

          The variable production cost category includes fuel costs, variable operating and maintenance costs and emission allowances costs. Interchange power costs include the costs for any purchased capacity or energy required in the operation of the control area whether it be for emergency, capacity or economy purposes. They include both demand charges and energy charges incurred under FERC approved wholesale contracts. Variable production costs and interchange power costs will be allocated pursuant to the Joint Dispatch Agreement. The basic principles reflected in the agreement with respect to allocation of interchange power costs and variable production costs are as follows:

          1. Each company will be allocated its own lowest-cost generation to serve its own load requirements.
          2. Variable production costs associated with generating units that are designated to run out of order due to operating constraints will be assigned to the owning company, unless the load or operating requirement of the other company is specifically identified as causing the constraints.
          3. An after-the-fact analysis will be performed to assign the generating and purchase power resources to each company's load requirements and to the combined systems' off-system sales.
          4. The after-the-fact analysis will determine what generation was required from one company to serve the other's native load. The incremental production costs associated with this generation will be assigned to the receiving party.
          5. The after-the-fact analysis will also show which company's load was served by a purchase. Energy costs associated with that purchase will be assigned to that company. Energy purchases that are economic for both companies will be shared on a load ratio basis, except that energy from purchases agreed to before the merger will be made available first to the contracting company. Demand charges for purchases agreed to before the merger will be borne solely by the contracting company. Demand charges for purchases agreed to after the merger will be assigned on a load ratio basis.
          6. Revenue in the amount of the incremental costs of generating energy to provide sales will be credited to the company that supplied the energy. Net energy revenues from sales will be allocated based upon a monthly ratio of net outputs.
          7. Demand charges for sales that were agreed to before the merger will be allocated to the contracting company. Demand charges for sales that are agreed to after the merger will be allocated on the basis of a ratio of surplus reserves.
          8. The parties contemplate that the costs associated with transmission facilities will be borne by the company owning such facilities. To the extent that the companies construct jointly-owned facilities in the future, it is expected that costs will be borne in proportion to the agreed upon respective ownership interests. The revenues from the open access transmission tariff for the combined system will be shared between UE and CIPS by initially compensating each company for any costs of direct assignment or distribution facilities included in the transmission service revenues. Each company will then be reimbursed for any incremental expenses incurred to provide the transmission service. Any remaining revenue will be shared in proportion to each company's transmission plant investment included in the tariff rates.

VII.   PROPOSED REGULATORY ACCOUNTING TREATMENT OF SHARED SAVINGS
      PLAN
          Applicants propose that their stockholders be allowed an opportunity to recover the investment which was required to achieve the merger savings, as well as being allowed to share in net merger savings. Ameren Corporation's shareholders will incur a merger premium of $232 million, based on the effective cost above market that Ameren will pay to acquire the stock of CIPSCO, and will incur other transaction costs of $41 million in order to complete the merger. That represents a $273 million investment which will return $590 million in savings over a 10-year period, an additional $970 million in the second 10-year period, and almost $1.4 billion in the third 10-year period. Unless this investment is recognized as a cost in any plan for the sharing of savings, shareholders will have little chance to be made whole from the savings generated by this investment. Applicants propose to recover Ameren's investment in all jurisdictions which they serve through a shared savings plan, which will allow Ameren's stockholders and customers to share equally in the net merger savings. The shared savings plan will allow stockholders to recover their direct merger investment, the $273 million referred to above, over a 10-year period. The plan will amortize that investment in proportion to expected savings in each of the 10 years to ensure there are net savings in each year. It will then split the net savings equally between shareholders and customers. The plan is fully described in the testimony of Mr. Rainwater. Mr. Rainwater indicates how Ameren's merger investment will be amortized, how a portion of projected net savings will be allocated to cost of service, and how an equal portion of net savings will be made available to reduce customers' cost of service.

          Applicants request the Commission to find that the shared savings plan and cost recovery mechanism is consistent with appropriate regulatory accounting treatment, permitting recovery of Ameren's investment based on the proposed shared savings plan. The plan provides shareholders the opportunity to recover the amortized merger costs over the next 10 years. The cost reductions created by the merger should make achievement of that objective possible without the need for a rate increase.

 VIII.    NUCLEAR DECOMMISSIONING TRUST

          As previously indicated, the Applicants are requesting certain approvals with regard to the disposition and funding of that portion of UE's nuclear decommissioning trust fund established for its Illinois jurisdiction as a result of the transfer of the retail customers in that jurisdiction to CIPS. UE's rates in Illinois, as well as its wholesale rates and its rates in Missouri, recognize nuclear decommissioning expenses. The amounts reflected in cost-of-service are deposited quarterly in an external tax-qualified trust. The amount collected by UE annually from Illinois ratepayers is $355,000, and, as of June 30, 1995, a total of $5.7 million is held in the Illinois subaccount of the external tax-qualified trust. This annual funding level for Illinois has not changed since 1985 when set in UE's last Illinois rate case.

          As discussed above, once the Merger is consummated, UE will no longer have an Illinois retail electric jurisdiction. Since the IRS requires that contributions into a tax-qualified trust be included in the contributing jurisdiction's cost-of-service, UE will no longer be able to place the annual contribution from Illinois customers into the tax-qualified trust.

          As also discussed above, UE and CIPS propose to enter into a System Support Agreement. That agreement provides for the payment by CIPS to UE of nuclear decommissioning expenses which would be contributed to the tax-qualified trust quarterly in a FERC subaccount, because the System Support Agreement is FERC jurisdictional.

          As addressed in the testimony of Mr. Michael C. Williams, UE's Manager of Nuclear Services, Exhibit No. ___ (MCW-1), the current (1995) estimate for the costs to decommission Callaway is $433 million. UE's Treasurer, Mr. Jerre E. Birdsong, explains that the System Support Agreement sets forth a rate which includes a component of $425,000 annually for nuclear decommissioning costs. (Exhibit No. ___ (JEB-1)) As Mr. Birdsong indicates in his testimony, $425,000 is a reasonable component for such costs based on UE's estimate for the costs to decommission Callaway. Applicants request that the Commission authorize this amount as being included in UE's cost-of-service. Such authorization is required by the IRS in order for UE to place contributions into the tax-qualified trust.

          Applicants request that, if required by the Federal Power Act, the Commission authorize transfer of the balance of funds in the Illinois subaccount, as of the date of the Merger, to a FERC subaccount. With this change, the oversight of the obligation to fund nuclear decommissioning as to UE's current Illinois electric jurisdiction will be transferred from the Illinois Commerce Commission to the FERC. As discussed in the testimony of Mr. Williams and Mr. Birdsong, such a transfer of funds, and such authorization that the decommissioning expenses are included in UE's cost-of-service, are reasonable and in the public interest.

IX.       AUTHORIZATIONS REQUESTED

          The Applicants are requesting this Commission's approval for several aspects of the proposed Transaction. The Applicants request that these filings be considered on a timely basis so that the Transaction can be consummated as soon as possible during 1996.

          First, the Applicants are requesting in this Application that the Commission approve that part of the Transaction involving the merger of CIPSCO into Ameren, with Ameren as the surviving corporation, which will result in CIPS and other non-utility subsidiaries of CIPSCO becoming wholly-owned subsidiaries of Ameren.

          Second, the Applicants are requesting approval in this Application of the merger of Arch into UE, with UE as the surviving corporation, which will result in UE becoming a wholly-owned subsidiary of Ameren.

          Third, the Applicants are requesting approval in this Application, to the extent necessary, of the transactions by which UE will transfer title to the Transferred Assets to Ameren, which will in turn transfer title to the Transferred Assets to CIPS.

          Fourth, the Applicants recognize that the Commission must approve, under Section 205 of the FPA, the System Support Agreement pursuant to which UE will sell capacity and energy to CIPS. Consequently, the Applicants are filing that agreement for the Commission's approval under Section 205 of the FPA with this Application and request that the Commission issue an order finding the System Support Agreement to be just and reasonable and permitting it to become effective upon completion of the Transaction.

          Fifth, the Applicants recognize that the Commission must approve, under Section 205 of the FPA, the Joint Dispatch Agreement pursuant to which UE and CIPS will dispatch their generating resources on an integrated basis. Consequently, the Applicants are filing that agreement for the Commission's approval under Section 205 of the FPA with this Application and request that the Commission issue an order finding the Joint Dispatch Agreement to be just and reasonable and permitting it to become effective upon completion of the Transaction.

          Sixth, the Applicants request that the Commission find that the shared savings plan and cost recovery mechanism, fully described in Mr. Rainwater's testimony, is consistent with appropriate regulatory accounting treatment.

          Seventh, concurrently with this Application, the Applicants also are filing open-access comparable service transmission tariffs under Section 205 of the FPA. These consist of a Network Integration Service Tariff and a Point-to-Point Transmission Tariff. These tariffs, which will become effective upon the consummation of the Transaction, essentially duplicate the pro forma tariffs that were included by the Commission in the Open Access NOPR.

          Eighth, with regard to decommissioning, the Applicants are requesting the following: (1) that the Commission authorize the transfer of the current balance in the Illinois subaccount of UE's decommissioning trust fund to a FERC subaccount, if such approval is required by the Federal Power Act; and (2) that the Commission approve the amount of $425,000 in the System Support Agreement as being included in UE's cost-of-service to comply with IRS requirements regarding tax-qualified decommissioning funds.


X.   INFORMATION REQUIRED BY 18 C.F.R. (S) 33.2

          In support of this Application, the Applicants submit the following information required by Section 33.2 of the Commission's regulations, 18 C.F.R.
(S) 33.2.

     A.   (S) 33.2(A) - NAMES AND ADDRESSES OF PRINCIPAL BUSINESS OFFICES

          The following are the names and principal business offices of the
Applicants:

          1.   UE
               --

               Union Electric Company
               1901 Chouteau Avenue
               P.O. Box 149
               St. Louis, MO  63166


          2.   CIPS
               ----

               Central Illinois Public Service Company
               607 East Adams Street
               Springfield, IL  62739


     B. (S) 33.2(B) - NAMES AND ADDRESSES OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THIS APPLICATION

          The following persons are authorized to receive notices and communications with respect to this Application:

          1.   UE
               --

               Mr. Joseph H. Raybuck
               Attorney
               Union Electric Company
               P.O. Box 149 (MC 1310)
               St. Louis, MO  63166

               Mr. James J. Cook
               Assoc. General Counsel
               Union Electric Company
               P.O. Box 149 (MC 1310)
               St. Louis, MO  63166


          2.   CIPS
               ----

               Mr. William A. Koertner
               Vice President, Finance
               Central Illinois Public Service Company
               607 East Adams Street
               Springfield, IL  62739

               Mr. Robert J. Mill
               Manager, Rate Department
               Central Illinois Public Service Company
               607 East Adams Street
               Springfield, IL  62739

               Mr. David J. Rosso
               Mr. Christopher W. Flynn
               Jones, Day, Reavis & Pogue
               77 West Wacker Drive
               Chicago, IL  60601

               Mr. Robert Waters
               Jones, Day, Reavis & Pogue
               Metropolitan Square
               1450 G Street, N.W.
               Washington, D.C.  20005



          The Applicants also request that the foregoing persons be placed on the official service list for this proceeding.

     C. (S) 33.2(C) - DESIGNATION OF THE TERRITORIES SERVED, BY COUNTIES AND STATES

          1.   UE
               --
          The counties and states, or portions thereof, which are served by UE are listed in Appendix 2.

          2.   CIPS
               ----
          The counties and states, or portions thereof, which are served by CIPS are listed in Appendix 3.

          3.   MAPS
               ----
          The retail electric service territories of the Applicants are shown on the maps contained in Exhibit I.

     D.   (S) 33.2(D) - DESCRIPTION OF JURISDICTIONAL TRANSMISSION FACILITIES

          1.   UE
               --
          As of December 31, 1994, UE owned and operated, or partially owned, approximately 3,300 miles of transmission lines/4/ and has interconnection arrangements with 15 investor-owned utilities and with Associated Electric Cooperative, Inc., the City of Columbia, the Southwestern Power Administration and the Tennessee Valley Authority. It is a member of the Mid-America Interconnected Network ("MAIN"). UE has the following Missouri wholesale utility customers: California, Centralia, Citizens Electric, Farmington, Fredericktown, Hannibal, Jackson, Kahoka, Kirkwood, Linneus, Marceline, Owensville, Perry, Rolla, St. James and Sho-Me Power Corporation. A further description of the facilities owned or operated by UE for transmission of electric energy in interstate commerce or the sale of electric energy at wholesale in interstate commerce is found in the testimony of Ms. Borkowski.


          2.   CIPS
               ----
          On December 31, 1994, CIPS owned and operated, or partially owned, approximately 4787 miles of 34.5 kV or above (4028 miles of 69 kV and above) transmission lines. It has interconnection arrangements with 10 investor-owned utilities and with the Tennessee Valley Authority, Wabash Valley Power

_____________________
/4/  69 kV and above.

Association, City Water, Light & Power of Springfield, Illinois, Illinois Municipal Electric Agency, Indiana Municipal Power Agency, Soyland Electric Cooperative and Southern Illinois Power Cooperative. It is a member of MAIN. CIPS provides full requirements service in Illinois to Norris Electric Cooperative, City of Newton, Village of Greenup and Mt. Carmel Public Utility Company. It also sells system participation power to Soyland Power Cooperative and the Illinois Municipal Electric Agency in Illinois, as well as to Wabash Valley Power Association in Indiana. A further description of the facilities owned or operated by CIPS for transmission of electric energy in interstate commerce or the sale of electric energy at wholesale in interstate commerce is found in the testimony of Mr. Gilbert W. Moorman, Vice President, Power Supply for CIPS.

          3.   MAPS
               ----
          The location of the transmission systems, interconnections and generating plants of the Applicants are shown on maps contained in Exhibit I.

     E.   (S) 33.2(E) - DESCRIPTION OF TRANSACTION AND STATEMENT AS TO
          CONSIDERATION

          A copy of the Merger Agreement is included with this Application as Exhibit No. ___ (GLR-2) to Mr. Rainwater's testimony and the Transaction and the consideration for the merger are described in Section II of this Application, in the Merger Agreement and in the testimony of Mr. Rainwater.

 F. (S) 33.2(F) - DESCRIPTION OF FACILITIES INVOLVED IN THE TRANSACTION AND OF THEIR CURRENT AND PROPOSED USES

          A description of each Applicant's utility property involved in this combination is provided below in summary form. The proposed Transaction includes all of the operating property of the Applicants, including all franchises, permits and rights owned by the Applicants. UE and CIPS will use such property in the same general manner as it was used immediately prior to the merger.

          1.   UE
               --
          UE owns six steam electric plants (one nuclear plant and five fossil fuel plants), two hydroelectric generating plants, one pumped-storage hydro plant, nine combustion turbines, and six diesel generators, which have an estimated total net generating capacity of 7,825 megawatts. As of December 31, 1994, UE owned approximately 3,300 circuit miles of electric transmission lines. UE's extensive transmission system allows UE to transact directly with 18 other utilities.

          UE, through its gas division, owns gas distribution and peak shaving facilities to serve approximately 118,200 customers in 77 Missouri and 4 Illinois communities.

          2.   CIPS
               ----
          CIPS' generating capacity is approximately 2,834 MW. The source of this capacity is the ownership of 11 coal-fired units (2,663 MW), and 1 oil-fired steam unit and 1 oil-fired diesel generator (171 MW). As of December 31, 1994, CIPS owned approximately 4787 circuit miles of electric transmission lines. CIPS' extensive transmission system allows CIPS to transact directly with 18 other utilities. A further description of the generation, transmission and distribution facilities of CIPS is found in the testimony of Mr. Moorman.

          CIPS owns gas distribution and storage facilities and a propane-air peak shaving facility to serve approximately 166,000 customers in 267 Illinois communities.

     G. (S) 33.2(G) - STATEMENT OF THE COST OF THE JURISDICTIONAL FACILITIES INVOLVED IN THE TRANSACTION

          As described above, the Transaction will involve all of the jurisdictional facilities of UE and CIPS. The jurisdictional facilities of the Applicants are, and after the merger will continue to be, accounted for pursuant to the Commission's Uniform System of Accounts. Original cost is the basis for the valuation of UE's and CIPS' utility plant in service. Statements of the jurisdictional transmission plant in service and the cost thereof are included as Exhibit No. ___ (MAB-4) to Ms. Borkowski's testimony, and Exhibit No. ___ (GWM-6) to Mr. Moorman's testimony.

     H. (S) 33.2(H) - STATEMENT AS TO THE EFFECT OF THE TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE OR INTERCHANGE OF ELECTRIC ENERGY

          As discussed in Sections II and III(c), UE and CIPS are submitting open-access transmission tariffs which will expand the rights of third parties to transmission access on their combined transmission systems. UE and CIPS will continue to be bound by their respective contractual commitments and the Transaction, therefore, with one exception, will have no effect on the Applicants' existing contracts. The exception relates to the Ill-Mo Pool Agreement among UE, CIPS and Illinois Power Company, which will have to be amended to reflect changes in delivery points resulting from the transfer of the Transferred Assets. For those existing agreements with wholesale requirements customers that permit UE or CIPS to file for a rate increase under
Section 205 of the FPA, UE and CIPS, respectively, will provide the open season opportunities as explained in the testimony of Mr. Rainwater if a rate increase is sought.

     I.   (S) 33.2(I) - STATEMENT AS TO OTHER REQUIRED REGULATORY APPROVALS

          The following are the regulatory approvals that may or will be necessary.

          1.   FEDERAL ENERGY REGULATORY COMMISSION
               ------------------------------------
          Applicants are seeking the approvals which are the subject of this proceeding, as well as approval of the Section 205 transmission rate filing.

          2.   SECURITIES AND EXCHANGE COMMISSION
               ----------------------------------

          The Applicants are required to make filings with the SEC for (a) registration of the exchange of Ameren common stock for the common stock of CIPSCO and Union Electric pursuant to an

S-4 Registration Statement, under the Securities Act of 1933, and (b) approval of acquisition of securities and utility assets and other interests and other matters under Sections 6, 7, 9, 10, and 11 of PUHCA, approval of arrangements for provision of services among affiliates, and registration of Ameren as a holding company under Section 5 of PUHCA.

          The S-4 Registration Statement has been declared effective by the SEC and a copy thereof is submitted with this Application as a part of Exhibit G. The filing under PUHCA will be made after shareholder approval is obtained. Shareholder meetings for both UE and CIPSCO are scheduled for December 20, 1995.

          3.   MISSOURI PUBLIC SERVICE COMMISSION

          UE has filed an Application for Approval of the Merger pursuant to Missouri law requesting the Missouri Public Service Commission to grant approval, inter alia, of the merger of UE into Arch and to grant approval for the transfer of the Transferred Assets to CIPS and for other related transactions necessary to effect the merger and reorganization. A copy of the Petition portion of such filing is submitted with this Application as part of Exhibit G. Applicants have not included the exhibits and testimony supporting the Missouri Petition as they are largely duplicative of the exhibits and testimony submitted herewith. If the Commission determines that it needs to review the exhibits and testimony filed with the Missouri

Petition, the Applicants will promptly provide copies of those materials to the Commission.

          4.   ILLINOIS COMMERCE COMMISSION

          UE and CIPS have filed a Joint Application for Approval of Merger and Reorganization pursuant to the Public Utilities Act of Illinois requesting the ICC to grant approval, inter alia, of their merger and reorganization, including the merger of CIPSCO into Ameren, the merger of UE into Arch and the transfer of the Transferred Assets to CIPS. Applicants also are seeking approval of various transactions among affiliated interests necessary to effect the merger and reorganization, the capital structure of CIPS, discontinuance of service by UE and transfer to CIPS of various Illinois certificates of convenience and necessity of UE. A copy of the Petition portion of such filing is submitted with this Application as part of Exhibit G. Applicants have not included the exhibits and testimony supporting the Illinois Petition as they are largely duplicative of the exhibits and testimony submitted herewith. If the Commission determines that it needs to review the exhibits and testimony filed with the Illinois Petition, the Applicants will promptly provide copies of those materials to the Commission.

          5.   NUCLEAR REGULATORY COMMISSION

          UE will file an application with the Nuclear Regulatory Commission
(NRC) requesting authorization for transfer, directly or indirectly, through transfer of control, of the operating license, and all rights thereunder, for the Callaway Nuclear Power Plant. A copy of this filing with the NRC will be submitted to the Commission immediately after such filing is made.

          6.   HART-SCOTT-RODINO

          The Applicants will file a Notification and Report Form for Certain Mergers and Acquisitions with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. A copy of such filing will be submitted to the Commission immediately after such filing is made.

          7.   OTHER

          Applicants may file other applications for, or request, certain other consents or authorizations by federal, state or municipal agencies in connection with the issuance of securities, system operations and franchises.

     J. (S) 33.2(J) - FACTS RELIED UPON BY THE APPLICANTS TO SHOW THAT THE TRANSACTION WILL BE CONSISTENT WITH THE PUBLIC INTEREST

          See Section III of this Application, the required exhibits and the evidence in support filed herewith, which Applicants submit contain information sufficient for the Commission to approve the proposed merger as being consistent with the public interest.

     K.   (S) 33.2(K) - DESCRIPTION OF FRANCHISES
          A list of the municipal franchises of UE is set forth in Appendix 4. The municipal franchises of CIPS are listed in Appendix 5.

     L.   (S) 33.2(L) - FORM OF NOTICE
          A form of notice suitable for publication in the Federal Register is attached hereto as Appendix 6.

XI.    EXHIBITS REQUIRED BY 18 C.F.R. (S) 33.3

          Exhibits A through I which are required to be filed with this Joint Application pursuant to 18 C.F.R. (S) 33.3 are included herewith.

XII. CONCLUSION

          For the above-stated reasons, the Applicants respectfully request approval of the Transaction and specifically request that the Commission, on an expedited basis and without hearing, (1) find that the Transaction is consistent with the public interest pursuant to Section 203 of the FPA; and (2) grant the Applicants authorization to do all things necessary and proper within the Commission's jurisdiction to effectuate the Transaction and dispose of the jurisdictional facilities as requested in this Joint Application.

          In addition, the Applicants respectfully request that the System Support Agreement and Joint Dispatch Agreement be found just and reasonable pursuant to Section 205 and be permitted to become effective upon consummation of the Transaction, and, further, that the proposed regulatory accounting treatment for regulatory purposes of the shared savings plan and cost recovery mechanism also be approved. Finally, Applicants request that the Commission grant the relief requested as to the disposition and funding of UE's nuclear decommissioning fund.

                                    Respectfully submitted,

/s/ R.S. Waters for William E. Jaudes      /s/ R.S. Waters for David J. Rosso
-------------------------------------      ----------------------------------
William E. Jaudes                          David J. Rosso
  Vice President and General               Christopher W. Flynn
  Counsel                                  Thomas D. Brooks
James J. Cook                              Jones, Day, Reavis & Pogue
  Associate General Counsel                77 West Wacker Drive
Joseph H. Raybuck, Attorney                Chicago, Illinois 60601
Union Electric Company
1901 Chouteau Avenue                       Robert Waters
St. Louis, Missouri  63166                 Martin V. Kirkwood
                                           Jones, Day, Reavis & Pogue
                                           1450 G Street, N.W.
                                           Washington, D.C. 20005

Attorneys for Union Electric               Attorneys for Central Illinois Public
                                           Service Company

December 22, 1995